STOCK PURCHASE AGREEMENT





                                   By and Among



                                 HOLOMETRIX, Inc.

                                       and

                          National Metal Refining Company

                                        and

                       Linda E. Dousis and Frank J. Matusik



                          Dated as of September 30 , 1996




                                 TABLE OF CONTENTS



        1.    Closing.                                                  2
        2.    Purchase Price-Undertaking to Assist in Obtaining
              Line of Credit.                                           2
        3.    Warrants.                                                 3
        4.    Delivery of Nametre Shares and Warrants-Payment.          3
        5.    Representations and Warranties of The Major
              Stockholders.                                             3
        5.1   Corporate Status of Nametre.                              3
        5.2   Capitalization of Nametre.                                3
        5.3   Ownership and Restrictions.                               4
        5.4   Subsidiaries.                                             4
        5.5   Title to Nametre Common Stock.                            4
        5.6   Necessary Permits; Regulatory Approvals.                  4
        5.7   Patents and Trademarks.                                   5
        5.8   No Proceedings Asserted or Pending.                       5
        5.9   Correct Records.                                          5
        5.10  Tax Matters.                                              6
        5.11  Non-Contravention.                                        7
        5.12  No Governmental Investigations.                           7
        5.13  Union Contracts.                                          7
        5.14  Employee Benefit Plans.                                   8
        5.15  Financial Statements.                                     8
        5.16  Title to and Condition of Property.                       9
        5.17  No Dividends or Payment of Debt.                          9
        5.18  No Employee Actions.                                      9
        5.19  No Adverse Communication.                                10
        5.20  Insurance Policies.                                      10
        5.21  Contracts and Commitments.                               10
        5.22  No Violations or Pending Litigation.                     11
        5.23  No Change.                                               12
        5.24  Preservation of Nametre Goodwill.                        13
        5.25  Brokerage Fee.                                           13
        5.26  Authorization of Nametre and Major Stockholders.         13
        5.27  Undisclosed Liabilities.                                 13
        5.28  Disclosure by Major Stockholders.                        14
        5.29  Furnishing of Information to HOLOMETRIX.                 14
        5.30  Insider Interests.                                       14
        5.31  Environmental Matters.                                   14
        5.32  Backlog.                                                 14
        5.33  Product Liability.                                       15
        5.34  Warranties True on Closing Date.                         15
        6.    Representations and Warranties of HOLOMETRIX.            15
        6.1   Corporate Status of HOLOMETRIX.                          15
        6.2   No Proceedings Asserted or Pending.                      15
        6.3   No Governmental Investigations.                          16
        6.4   Authorization of HOLOMETRIX.                             16
        6.5   Disclosure by HOLOMETRIX.                                16
        6.6   Furnishing of Information to Nametre and Major
              Stockholders.                                            16
        6.7   Warranties True on Closing Date.                         17




        7.    Conduct of Business Prior to Closing Date.               17
        8.    Access and Information.                                  17
        9.    Conditions to Obligations of HOLOMETRIX.                 18
        9.1   Major Stockholders' Representations, Warranties,
              Covenants and Agreements True on Closing Date.           18
        9.2   Compliance with Agreement.                               18
        9.3   No Litigation.                                           18
        9.4   No Casualty.                                             18
        9.5   No Adverse Change.                                       18
        9.6   Proceedings and Instruments Satisfactory.                19
        9.7   Certificate of Fulfillment of Conditions.                19
        9.8   Opinion of Counsel.                                      19
        9.9   Consents.                                                20
        9.10  Consents of Creditors.                                   20
        9.11  Resolutions.                                             21
        9.12  Certificates of Good Standing.                           21
        9.13  No Change in Nametre Capitalization.                     21
        9.14  All Authorizations.                                      21
        9.15  Receipt of the Majority of Nametre Common Stock.         22
        9.16  Employment Agreements.                                   22
        10.   Conditions to Obligations of Nametre and Major
              Stockholders.                                            22
        10.1  HOLOMETRIX' Representations, Warranties, Covenants.
              and Agreements True on Closing Date.                     22
        10.2  Compliance With Agreement.                               22
        10.3  Proceedings and  Instruments Satisfactory.               22
        10.4  Certificate of Fulfillment of Conditions.                22
        10.5  Delivery of Purchase Price.                              23
        10.6  Opinion of Counsel.                                      23
        11.   Major Stockholders' Indemnity Agreement.                 23
        12.   HOLOMETRIX' Indemnity Agreement.                         24
        13.   Survival of Obligations.                                 24
        14.   Claims Procedure.                                        24
        15.   Courts of Law and Consent to Jurisdiction.               25
        15.1  Service of Process.                                      25
        16.   Termination and Abandonment.                             25
        17.   Transaction Expenses.                                    26
        18.   Notices.                                                 26
        19.   Entire Agreement.                                        27
        20.   Assignment.                                              27
        21.   Successors.                                              27
        22.   Counterparts.                                            27
        23.   Applicable Law.                                          27
        24.   Titles.                                                  27
        25.   Severability.                                            27
        26.   Public Disclosure.                                       27
        27.   Election of HOLOMETRIX' Nominee Directors.               28
        28.   Receipt of Information: Disclosure of Conflicts.         28




                                     Exhibits

        1.0   Escrow Agreement
        2.1   HOLOMETRIX Note
        3.0   Warrants
        5.1   Nametre's Articles of Association
        5.2   Capitalization of Nametre
        5.3   Ownership and Restrictions
        5.4   Nametre Subsidiaries
        5.5   Title to Nametre Common Stock
        5.6   Nametre Permits
        5.7   Patents and Trademarks
        5.10  Tax Returns
        5.11  Non-Contravention
        5.12  Nametre Governmental Investigations
        5.13  Union Contracts
        5.14  Employee Benefit Plans
        5.15  Consolidated Financial Statements of Nametre
        5.16  Schedule and Description of Real Property Owned or Leased by
              Nametre
        5.17  Dividends or Payment of Debt
        5.18  Employee Actions
        5.19  Adverse Communication
        5.20  Insurance Policies
        5.21  Contracts and Commitments
        5.22  Violations or Pending Litigation
        5.23  Operations of Nametre and the Business
        5.27  Undisclosed Liabilities
        5.30  Insider Interests
        5.31  Environmental Matters
        5.32  Backlog
        5.33  Product Liability
        6.3   HOLOMETRIX Governmental Investigations
        9.17  Employment Agreements





                             STOCK PURCHASE AGREEMENT

        This is a Stock Purchase Agreement ("Agreement") dated as of the 30th day of September, 1996 by and among:

        HOLOMETRIX, Inc. a corporation organized under the laws of Delaware with its principal place of business in Bedford, Massachusetts ("HOLOMETRIX");

                                 and

        National Metal Refining Company, a corporation organized under the laws of New Jersey with its principal place of business in Metuchen, New Jersey. ("Nametre")

                                 and

        Linda E. Dousis and Frank J. Matusik, certain stockholders of Nametre; on the date of this Agreement and on the Closing Date collectively being the owners of a total of sixty-one and 36/100 per cent (61.36%) of the issued and outstanding shares of common stock of Nametre ("Major Stockholders");

             WHEREAS, Nametre is engaged in the business of developing, manufacturing, marketing, and selling certain viscosity measuring equipment for on-line process control and laboratory rheology studies ("Business"); and

             WHEREAS, HOLOMETRIX and Nametre have determined that the Business will complement the thermal property measuring business activities currently being conducted by HOLOMETRIX; and

             WHEREAS, HOLOMETRIX, in accordance with the above determination desires to purchase ("Acquisition") an amount sufficient to constitute a majority, (on a fully-diluted basis), of the authorized shares of the capital stock of Nametre which sufficient amount Nametre and the Major Stockholders and HOLOMETRIX have agreed shall equal One Hundred Twenty Thousand (120,000) shares ("Majority of Nametre Common Stock"); and

             WHEREAS, Nametre desires to sell to HOLOMETRIX that number of shares to assure that, following the Acquisition, HOLOMETRIX will own the Majority of Nametre Common Stock (on a fully-diluted basis); and

             WHEREAS, Major Stockholders believe that the Acquisition would benefit Nametre and desire that it occur.

             NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, and for the purpose of consummating this Agreement and completing the Acquisition, the parties hereto do hereby agree as follows:




        I. Closing. The exchange of the Majority of Nametre Common Stock (and certain Warrants as described below) for the Purchase Price ("Closing"), together with the execution of an escrow agreement in the form of Exhibit 1.0, shall take place at the offices of HOLOMETRIX, on Monday, September 30,1996 or such other time or place as may be agreed upon by the parties. The actual date on which the Closing shall occur is referred to herein as the "Closing Date".

        2. Purchase Price-Undertaking to Assist in Obtaining Line of Credit. The purchase price ("Purchase Price") for the Majority of Nametre Common Stock shall be Three Hundred Thousand Dollars ($300,000), which, based on a Closing Date of September 30, 1996 , shall be payable as follows :

                                 Date             Amount
                            Closing Date             $225,000*
                            February 28, 1997        $ 25,000
                            May 31, 1997              $50,000
                            Total                    $300,000

             *In addition to the amount of $175,000 to be paid at the Closing, $50,000 has already been advanced ("Advance") to Nametre by HOLOMETRIX as evidenced by a promissory note ("Nametre Note"), with Nametre as Borrower and HOLOMETRIX as Payee dated June 24, 1996. At the Closing, the Advance will be applied as a part of the payment to be made by HOLOMETRIX, so that, in addition to the above payment to Nametre of $175,000 HOLOMETRIX will deliver to Nametre the Nametre Note marked "Canceled-Paid in Full" so that at the Closing Nametre will effectively receive $225,000.

             Should the Closing Date occur later than September 30,1996 the above payment dates will be appropriately amended to reflect that later closing time.

             In Addition to the payment of the Purchase Price, in further consideration of the Acquisition, HOLOMETRIX shall, no later than the Closing Date use its best efforts to assist Nametre in arranging for a line of credit ("Credit Line") to be extended to Nametre in the minimum amount of One Hundred and Fifty Thousand Dollars ($150,000). This effort shall include, without limiting, introductions to HOLOMETRIX' bankers, Silicon Valley Bank and other appropriate support.

        3. Warrants. At the Closing, Nametre will issue two (2) sets of warrants, substantially in the form of Exhibit 3.0 annexed hereto and made a part, hereof ("Warrants") to HOLOMETRIX to purchase additional shares of common stock of Nametre as follows: (i) one set of Warrants shall be for Thirteen Thousand, Three Hundred Thirty Four (13,334) shares at a strike price of Three Dollars ($3.00) per share and will be exercisable in whole or in part on any one or more occasions between the third and eighth years ("Exercise Period") following the Closing (these Warrants shall also provide that at any time during the Exercise Period [ provided the Warrants have not been previously exercised ] Major Stockholders, (acting through a representative upon whom they have both agreed and whom they have identified to HOLOMETRIX pursuant to the notice provisions of this Agreement) may direct Nametre to "put" the Warrants to HOLOMETRIX and require that HOLOMETRIX exercise those Warrants and make payment of the strike price) ; and (ii) a second set of Warrants shall be for Ten Thousand (10,000) shares at a strike price of Six Dollars ($6.00) per share and will also be exercisable in whole or in part on any one or more occasions during the Exercise Period. This second set of Warrants will not contain the "put" provision set forth in (i) above.

        4. Delivery of Nametre Shares and Warrants- Payment of Purchase Price. At the Closing, Nametre shall deliver One Hundred and Twenty Thousand (120,000) shares of Nametre Common Stock and the Warrants to HOLOMETRIX in exchange for the cash payment by HOLOMETRIX to Nametre of a portion of the Purchase Price equaling One Hundred Seventy Five Thousand Dollars ($175,000), and delivery by HOLOMETRIX to Nametre of the HOLOMETRIX Note. (Insert escrow language that Mike Baker is drafting including the fact that even though stock is in escrow Holometrix must have all the incidents of ownership i.e. voting)

        5. Representations and Warranties of Major Stockholders: As an inducement to HOLOMETRIX, to enter into and to consummate this Agreement, the Major Stockholders jointly and severally represent, warrant, covenant and agree with and to HOLOMETRIX, as of the date hereof and as of the Closing Date as follows:

             5.1 Corporate Status of Nametre. Nametre is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and assets and
        to carry on the Business.   Nametre is duly qualified to do
        business and is in good standing in all jurisdictions where the activities conducted by it or the nature of the assets or properties owned, operated or leased by it make such qualification necessary and the absence of such qualification would, or may reasonably be expected to, individually or in the aggregate, have an adverse effect on the assets or business of Nametre. Annexed hereto and made a part hereof as Exhibit 5.1 are true copies of Nametre's Articles of Association as amended.

             5.2. Capitalization of Nametre. The authorized capitalization of Nametre consists solely, of Seven Hundred and Seventy Thousand (770,000) shares of common stock, $0.013 par value, of which Seventy-five Thousand Nine Hundred and Ninety -Nine(75,989) shares, and no more are issued and outstanding and an additional Four Hundred and Thirty-six Thousand Eleven (436,011) are held in the Nametre Treasury as Treasury Stock. Except as disclosed in
        Exhibit 5.2 annexed hereto and made a part hereof, Nametre neither has outstanding, nor has it entered into any direct or indirect agreement or obligation of any character to issue shares of its capital stock or debentures, bonds or evidences of indebtedness convertible, in whole or in part, into shares of its capital stock, or options, warrants, calls, or rights to purchase or receive shares of its capital stock. Each outstanding share of Nametre common stock is validly issued, fully paid and non-assessable.

             5.3  Ownership and Restrictions: Except as disclosed in
        Exhibit 5.3, there are no restrictions on the sale or transfer of Nametre common stock and there are no registration covenants with respect thereto. A majority of the issued and outstanding Nametre common stock is owned beneficially and of record by the Major Stockholders in the following amounts:

                 +---------------------+-----------------------------+
                 |          Owner      |        Shares Owned         |
                 +---------------------+-----------------------------+
                 |Linda E. Dousis      |Twenty-three thousand, nine  |
                 |                     |hundred and eighteen (23,918)|
                 |                     |                             |
                 |Frank J. Matusik     |Twenty-two thousand, seven   |
                 |                     |hundred and eight (22,708)   |
                 |                     |                             |
                 +---------------------+-----------------------------+

             5.4 Subsidiaries. Exhibit 5.4 annexed hereto and made a part hereof sets forth a complete list of all outstanding capital stock or other equity interests of subsidiaries of Nametre ("Nametre Subsidiaries") and all record and beneficial owners of such outstanding capital stock or other equity interests. Other than as disclosed in Exhibit 5.4, there are no Nametre Subsidiaries or any such shares of capital stock authorized, issued, or outstanding.

             5.5  Title to Nametre Common Stock. Except as disclosed in
        Exhibit 5.5 annexed hereto and made a part hereof, Major Stockholders have good and marketable title to, and own free and clear of all claims, liens, pledges, options, restrictions and other encumbrances all of the shares of Nametre Common Stock listed in Article 5.3 as being owned by them and all other issued Nametre stock is free of all encumbrances.

             5.6 Necessary Permits; Regulatory Approvals. As used in this Article 5.6, "Permit" means any permit, registration, license, certificate, authorization, exemption, or approval from governmental authorities necessary for Nametre to conduct the Business, to sell its products, to use the property owned or leased by it, and to own its assets.

                  5.6.1 Except as disclosed in Exhibit 5.6, annexed hereto and made a part hereof, Nametre holds all Permits. Exhibit
        5.6 also contains a list of all Permits that are currently held or applied for by Nametre. Except as disclosed in Exhibit 5.6,

        Nametre is in full compliance with the terms of all Permits, and no governmental proceeding is pending to cancel, amend, modify or fail to renew any Permit.

                  5.6.2 Except as disclosed in Exhibit 5.6, no notices, reports or other filings are required to be made by Nametre with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Nametre, from, any governmental or regulatory authorities, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

             5.7 Patents and Trademarks. Exhibit 5.7 annexed hereto and made a part hereof contains:

                  5.7.1 A list of all patents, trademarks and copyright registrations owned by Nametre; a list of all pending applications being pursued by Nametre for any patent, trademark or copyright registration and a list of all licenses or other contracts and/or agreements with copies thereof that authorize Nametre to use patents, trademarks, copyrights or other intellectual property or rights belonging to other persons (for purposes of this Article, all of the foregoing are sometimes referred to herein collectively as "Proprietary Rights");

                  5.7.2 A list of all licenses or other contracts or agreements that authorize other persons to use patents, trademarks, copyright registrations or other intellectual property or rights belonging to Nametre;

                  5.7.3 A list of all claims that Nametre has asserted or believes that it reasonably could assert against other persons for infringement of patent, trademark, copyright registration or other intellectual property rights belonging to Nametre;

                  5.7.4 A list of all claims asserted or known to be threatened against Nametre for infringement of patent, trademark, copyright registration or other intellectual property rights belonging to other persons; and

                  5.7.5 A list of any patents, trademarks or copyright registrations, belonging to other persons that are known to be infringed by Nametre.

             5.8 No Proceedings Asserted or Pending. There are no proceedings or actions asserted and none are pending to dissolve Nametre or to limit or impair Nametre's corporate powers, rights, or privileges. Major Stockholders will not directly or indirectly cause or voluntarily permit any such proceeding or action to be commenced prior to the Closing Date; and they will promptly notify HOLOMETRIX (but in any event not later than the Closing ) if they or any of them, acquire knowledge that any such proceeding or action is commenced or threatened prior to the Closing Date.

             5.9 Correct Records. The financial records, ledgers, account books, stock certificate books, stock registers, and other corporate records of Nametre are current, correct and complete in all material respects and all signatures therein are the true signatures of the persons who are purported to have signed.

             5.10 Tax Matters.

                  5.10.1 For purposes of this Agreement "Tax Returns" means all reports and returns required to be filed by Nametre on or before the Closing Date with respect to any Taxes, as hereinafter defined, or with respect to any Employee Benefit Plans which are defined as Plans in Article 5.14.

                  5.10.2 For purposes of this Agreement, "Taxes" means all American or Foreign federal, state, municipal or local income, gross receipts, windfall profits, severance, property, production, sales, use, value added, license, excise, franchise, employment, withholding, capital stock, levies, imposts, duties, transfer and registration fees or similar taxes or charges imposed on, or measured by, the income, payroll, properties or operations of Nametre, together with any interest, additions or penalties, deficiencies, or assessments with respect thereto and any interest in respect of such additions or penalties.

                  5.10.3 Except as disclosed on Exhibit 5.10 annexed hereto and made a part hereof:

                       (a) All Tax Returns, that are required to be filed on or before the Closing Date have been duly filed or are the subject of a request for extension that has been timely submitted to the applicable taxing authority. There are no errors or omissions in said Tax Returns or inconsistencies with audited statements of Nametre.

                       (b) All Taxes due with respect to any Tax Returns for any period through the Closing Date have been or will be paid, or adequate reserve has been or will be made therefor. There are no Taxes claimed to be due for any Tax Returns by any taxing authority as a result of audit, examination or otherwise, which are not fully paid or adequately reserved for. Nametre has withheld all Taxes required to be withheld for taxable periods (or portions of taxable periods) ending on or prior to the Closing Date under all applicable federal, state, municipal, local and foreign tax regulations, and such withholdings have been paid in full to the respective governmental agencies or authorities or adequate reserve has been made therefor.

                       (c) All estimated tax payments for Tax Returns for the current year for taxable periods (or portions of taxable periods) ending on or prior to the Closing Date have been made at a sufficient level to avoid any penalties for underpayment of estimated taxes.

                       (d) No Tax Returns of Nametre are currently under examination by any tax authority nor is there any outstanding assessment of Taxes not reserved for in the Financial Statements.

                       (e) No waivers of statutes of limitation or the equivalent have been given by or requested with respect to any Taxes shown to be due or claimed to be due on any Tax Returns.

                       (f) Current and complete copies of all Tax Returns of Nametre for the past three (3) years along with all related tax examiner receipts are hereby furnished separately with this Agreement.

             5.11 Non-Contravention. Except as disclosed in Exhibit 5.11 annexed hereto and made a part hereof, the execution and delivery of this Agreement, the consummation of the Acquisition and the other transactions herein contemplated, and the fulfillment of the terms hereof by Nametre and the Major Stockholders, (i) do not and will not violate, conflict with, or breach (A) any provision of law, rule, regulation, or permit applicable to Nametre or the Major Stockholders, except for such breaches which can readily be cured without material cost to the Business and which will not have (either singly or in the aggregate) a material adverse effect on the Acquisition, the Business, Nametre; or (B) the Articles of Association of Nametre, (ii) do not constitute and will not constitute a breach of or default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under) (A) any material contract, indenture, mortgage, deed of trust or other agreement or instrument to which Nametre is a party or by which Nametre is bound, or cause an acceleration of payments thereunder, or (B) any order or decree applicable to Nametre of any court, regulatory body, administrative agency or other governmental body having jurisdiction over Nametre, and (iii) have not resulted and will not result in the creation or imposition of any lien, charge, encumbrance or restriction on use upon any of the properties, contracts or business of Nametre.

             5.12 No Governmental Investigations. Except as disclosed in
        Exhibit 5.12 annexed hereto and made a part hereof, there is no pending action, claim, or proceeding, domestic or foreign, or, to the knowledge of Major Stockholders, any governmental investigation or threatened action, claim, or proceeding, that challenges or reviews the execution, delivery or performance of this Agreement by Nametre or the Major Stockholders or the consummation of the transactions contemplated hereby, or seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Nametre and the Major Stockholders will promptly notify HOLOMETRIX (but in any event not later than the Closing) if any of them acquires such knowledge or notice of any such action, claim, proceeding, or investigation.

             5.13 Union Contracts. Except as disclosed in Exhibit 5.13 annexed hereto and made a part hereof, Nametre is not subject to and has no collective bargaining agreements or any other contract with any labor union and is not subject to any organizing efforts of or with any labor union or organization; and at all times Nametre has complied in all material respects with all domestic and foreign laws and regulations relating to employment. Except as disclosed in Exhibit 5.13, there are no pending claims, controversies, or suits concerning employment, or any labor grievances or any investigations or any threatened claims, controversies, or suits concerning employment involving Nametre and any of its employees and Nametre or Major Stockholders will promptly notify HOLOMETRIX (but in any event not later than the Closing) if any of them, acquire information regarding any such grievances, investigations, claims, controversies, or suits.

             5.14 Employee Benefit Plans.

                  5.14.1 Annexed hereto and made a part hereof as Exhibit
        5.14 is a list of all employee pension, savings, retirement, bonus, profit-sharing, deferred compensation, worker's compensation insurance, group insurance and other employee welfare or benefit plans ("Plans"), of any type whatsoever entered into or maintained by Nametre for the benefit of, and pursuant to which, there is an underlying obligation to employees of Nametre and all available actuarial studies pertaining to the Plans. Current copies of the Plans and studies are hereby furnished separately with this Agreement to HOLOMETRIX.

                  5.14.2 Except as set forth in exhibit 5.14, Nametre is in compliance in all material respects with all laws, acts, rules and regulations concerning the Plans. All reports, documents, statements and communications that are required to be filed, published or disseminated under applicable laws and the rules and regulations promulgated thereunder have been so filed, published or disseminated. To the extent there is not such compliance, prior to the Closing, Major Stockholders will, or will cause Nametre to, make such modifications and amendments to the Plans in sufficient time to assure compliance with such laws and the rules and regulations promulgated thereunder to the extent necessary to insure that Nametre will not incur penalties, expenses or other costs.

                  5.14.3 None of the Plans and, to the knowledge of any of Nametre or Major Stockholders, no trustee or administrator thereof has engaged in any transaction which might subject any of the Plans or any trustee or administrator thereof, or any party dealing with them, to any tax or penalty on prohibited transactions or to a civil penalty.

                  5.14.4 Except as disclosed in Exhibit 5.14, all of the Plans have been fully funded.

             5.15 Financial Statements. The consolidated financial statements of Nametre ("Financial Statements") annexed hereto and made a part hereof as Exhibit 5.15, consisting of balance sheets as of December 31, 1995, and the statements of income and retained earnings and changes in financial positions for the twelve (12) month period then ended, together with supplemental schedules prepared at year end and reports (hereinafter referred to as the "Notes") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and present fairly, accurately and completely the financial positions of Nametre as of December 31, 1995, and, the results of its operations for the twelve (12) month period then ended and the other financial information contained therein. The amounts contained in the aforementioned financial statements of Nametre have been examined by independent public accountants, as of December 31, 1995. All of the inventories reflected in the Financial Statements, including raw materials, work-in-process and finished goods, are, net of any applicable reserves, in good and usable condition and suitable for use in products currently offered for sale by Nametre. Such inventories are and will be valued on said Financial Statements according to generally accepted accounting principles applied on a consistent basis at the lower of cost or market value. Except as disclosed in Exhibit 5.15, from December 31, 1995 until the Closing there has not been and will not be, without the written consent of HOLOMETRIX, any change in the manner of keeping the books, accounts or records of Nametre or the Business or in the accounting principles and practices either of Nametre or the Business as theretofore applied including, without limitation, the bases upon which assets and liabilities are recorded on its books and the manner in which its earnings and profits are ascertained. Not later than 60 days following the Closing, Nametre will provide HOLOMETRIX (in format suitable to be filed with the Securities Exchange Commission in satisfaction of Form 8-k requirements) with (i) audited income and cash flow statements covering the last two fiscal years of Nametre as well as (ii) either an audited balance sheet dated within 90 days of the Closing Date or the aforementioned balance sheet dated more than 90 days prior to the Closing Date and unaudited interim statements for the period between the audited year-end balance sheet and the Closing Date.

             5.16 Title to and Condition of Property. Exhibit 5.16 annexed hereto and made a part hereof is a true and correct schedule and brief description of all real property owned or leased by Nametre. Copies of any or all deeds, title insurance policies, real property leases and other related documentation are hereby furnished separately with this Agreement. Except as disclosed in
        Exhibit 5.16, such plants and equipment, machinery, and other assets and property therein are in good operating condition and repair, and conform in all material respects with applicable ordinances and regulations and applicable building and zoning laws and codes. Nametre has good and marketable title to all properties, real and personal, tangible and intangible, which are used by it in connection with the Business or which are included as assets in the balance sheets included in Exhibit 5.15, free and clear of all liens, encumbrances, charges, conditional sales agreements, security agreements, and restrictions. Except as disclosed in Exhibit 5.16, Nametre has the necessary rights to use all computer software used in the Business or maintained on its computer systems, and these rights shall remain unaffected by virtue of this Agreement and the transactions contemplated herein.

             5.17 No Dividends or Payment of Debt. Except as disclosed in
        Exhibit 5.17 annexed hereto and made a part hereof, since December 31, 1995, and through and including the Closing, Nametre has not paid or declared and will not pay or declare any cash, stock or other dividend or repaid any debt and has not made and will not make any distribution with respect to its shares or payment with respect to its debt.

             5.18 No Employee Actions. Except as disclosed in Exhibit 5.18 annexed hereto and made a part hereof, since December 31, 1995, Nametre has not made and, without the written consent of HOLOMETRIX, will not make any of the following arrangements or agreements, and has not taken and will not take any of the following actions, with respect to any director, officer or employee of Nametre:

                  5.18.1 Increase the wages or salaries of officers or employees or increase director's fees or other forms of compensation of officers, employees or directors or make any gifts of any nature whatsoever, except for salary increases to such persons which will not exceed an amount equal to 6 percent of prior base wages for any of them, and, in all such cases, said increases will be consistent with prior practice;

                  5.18.2 Make any payment of or arrangement, agreement or commitment to pay any bonus or incentive compensation or retirement, termination or severance benefit to any director, officer or employee other than benefits required by applicable law; and

                  5.18.3 Make any payments or reimbursements for expenses other than in the ordinary course of its business.

             5.19 No Adverse Communication. Except as disclosed in Exhibit
        5.19 annexed hereto and made a part hereof, neither Nametre nor the Major Stockholders have knowledge of any communication from any customers or suppliers to the Business regarding any material adverse change in the Business or in the business, prospects or condition of Nametre.

             5.20 Insurance Policies. Nametre will maintain in full force and effect, insurance policies covering (i) all real and personal property, including stock, against all insurable risks, plus (ii) any and all casualty policies typical to that type of operation comprising the Business. Exhibit 5.20 annexed hereto and made a part hereof, contains a list of all policies and bonds in force, along with a listing of all outstanding claims against these policies. Copies of all such insurance policies and bonds are hereby furnished separately with this Agreement. Nametre is not in default under any said policies or bonds and has made all premium payment due or that will be due to continue coverage in force until the Closing Date. Nametre or the Major Stockholders will promptly notify HOLOMETRIX (but in any event no later than the Closing) of any insurance policies or bonds obtained by it subsequent to the date of this Agreement and of any subsequent outstanding claims not previously included in Exhibit 5.19.

             5.21. Contracts and Commitments. Exhibit 5.21 annexed hereto and made a part hereof contains an accurate list and description, categorized by items (a) through (h) of all executory or partially executory written or oral agreements, contracts, leases, commitments (including commitments for the sale of products or services of the Business ) and instruments ("Contracts") to which Nametre is a party or by which it is bound or which relate to the Business which are: (a) (i) Contracts for the sale of products made in the ordinary course of business involving amounts in excess of $25,000 and (ii) all Contracts made outside of the ordinary course of business and (iii) contracts with any federal, state, domestic or foreign government or agency ; or (b) employment Contracts and /or consulting contracts; or (c) material Contracts with respect to any real property; or (d) Contracts with licensees, agents, dealers, manufacturers' representatives, and distributors; or (e) loans or Contracts to lend money or property to officers, directors, employees of Nametre or to third parties; or (f) material Contracts for the purchase of goods or services including material Contracts not expected to be performed within a period of 12 consecutive months; or (g) Contracts which because of the Acquisition require consent to continue in effect; or (h) Contracts which provide a guaranty, endorsement or indemnification by Nametre of the obligations of any third person, firm or corporation.

             Except as disclosed in Exhibit 5.21, Nametre has performed all obligations required to be performed by it, and has not breached and is not in default under any Contract listed thereon (or which was required to be disclosed thereunder) and the same are enforceable in accordance with their terms.

             Stockholders or Nametre will give HOLOMETRIX prompt written notice of all Contracts of the type described in this Article 5.21 signed between the date of this Agreement and the Closing Date. For purposes of this Article 5.21, a Contract shall be considered "material" if the total of (a) the money consideration which has been paid thereunder and (b) the money consideration which can reasonably be expected to be paid thereunder exceeds Twenty-five Thousand Dollars ($25,000).

             5.22. No Violations or Pending Litigation. Except as set forth in Exhibit 5.22 annexed hereto and made a part hereof, Nametre is not in violation of any law, rule, regulation, ordinance or order of any federal, state, municipal, domestic, foreign, or other governmental department, commission, agency, entity or instrumentality including (but not by way of limitation) laws, rules, regulations and orders pertaining to equal employment opportunity, the protection and preservation of human health or the environment, and the treatment, storage, or disposal of hazardous materials, except for violations that can be readily rectified without material expenditure and which in the aggregate do not and will not have a material adverse affect on the assets, business, operations, or prospects of Nametre or the Business.

             Except as set forth on Exhibit 5.22, there are no claims, actions, suits filed, labor grievances, judgments, orders, or proceedings to dissolve, limit or impair Nametre's powers, rights or privileges pending or, any pending investigations or proceedings of any kind or any threatened investigations, claims, actions, suits, labor grievances or proceedings against or relating to Nametre, its operations, assets, or properties or to the Business. Nametre is not a party to or subject to any judgment, order, writ, injunction, or decree which adversely affects or might reasonably be expected to adversely affect, the Business, operations, prospects, properties, assets or condition, financial or otherwise of Nametre.

             5.23. No Change. Except as disclosed on Exhibit 5.23, annexed hereto and made a part hereof, since January 1, 1996 the operations of Nametre and the Business have been conducted in the ordinary course of business consistent with past practice and there has not been:

                  5.23.1 any material adverse change in the financial condition, operations, prospects or business of Nametre;

                  5.23.2 any damage, destruction, or loss, whether or not covered by insurance, which materially adversely affects the products, properties, business, operations or prospects of Nametre;

                  5.23.3 any labor dispute or any threat of a labor dispute or any attempt to organize the employees of Nametre for the purpose of collective bargaining;

                  5.23.4 any employment or consulting contract entered into by Nametre with any of its directors, officers or employees;

                  5.23.5 any satisfaction or discharge of any lien by Nametre or payment by Nametre of any obligation or liability, other than an obligation or liability included in the consolidated balance sheet of Nametre as of December 31, 1995, current liabilities incurred since that date in the ordinary course of business, liabilities incurred in carrying out the transactions contemplated by this Agreement and obligations and liabilities under contracts listed in Exhibit 5.21 or otherwise not required to be disclosed thereunder;

                  5.23.6 any guaranty, endorsement or indemnification by Nametre of the obligations of any third person, firm or corporation except in the ordinary course of business;

                  5.23.7 any sale, assignment, transfer or disposal of any assets of any type of Nametre or the Business or cancellation of debts or claims of Nametre or the Business except in each case in the ordinary course of business on an arm's length basis consistent with past practice;

                  5.23.8 any sale, assignment or granting of any rights under patents, trade names, trademarks, or copyrights or any application therefor, or other intellectual property right of Nametre;

                  5.23.9 any waiver or release of any rights of material value by Nametre or the Business;

                  5.23.10 any obligation or liability incurred or any transaction entered into, other than in the ordinary course of business consistent with past practice, except for this Agreement and contracts identified as such in Exhibit 5.21;

                  5.23.11 any creation, incurrence or assumption of any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, relating to the Business which is outside the ordinary course of business.

             5.24. Preservation of Nametre Goodwill. From the date of this Agreement until and including the Closing Date, Nametre and the Major Stockholders will use all reasonable efforts to keep available to Nametre the services of Nametre's present officers and employees, and will take no action to impair the goodwill of Nametre or the Business with its suppliers, customers, and others having business relations with Nametre or the Business.

             5.25. Brokerage Fee. Neither Nametre, nor Major Stockholders on behalf of Nametre, have entered into any agreement for the payment of any fee, commission, or brokerage in connection with this Agreement or the transactions contemplated hereunder.

             5.26. Authorization of Nametre and Major Stockholders. Nametre and Major Stockholders have full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery by Nametre and Major Stockholders of this Agreement and the performance by Nametre and Major Stockholders of their obligations hereunder have been duly authorized by all necessary corporate proceedings. This Agreement has been duly and validly executed and delivered by Nametre and Major Stockholders and constitutes a valid and binding agreement, enforceable against Nametre and Major Stockholders in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and, as to enforcement, to general equity principles. Except, and only to the extent provided for in the escrow provisions of Article 4, upon payment of the cash portion of the Purchase Price due at the Closing and delivery of the HOLOMETRIX Note, the shares comprising the Majority of Nametre Common Stock will be fully paid, non-assessable and free and clear of all encumbrances.

             5.27. Undisclosed Liabilities. Except as disclosed in Exhibit
        5.27 annexed hereto and made a part hereof, Nametre has no material liabilities, fixed or contingent, which are not fully reflected or provided for in the balance sheet of Nametre as of December 31, 1995, included herein as part of the Financial Statements, except:

                  5.27.1 Requirements of liabilities incurred in or as a result of the ordinary course of business since December 31,1995, which have been incurred in a manner consistent with past practices;

                  5.27.2 Liabilities specifically permitted by or provided for, or otherwise disclosed, in this Agreement; and

                  5.27.3. Obligations which are to be performed after the date of this Agreement under Contracts listed in Exhibit 5.21 or not required to be listed in Exhibit 5.21 pursuant to the that Exhibit.

             5.28. Disclosure by Major Stockholders. No representation or warranty made by Major Stockholders in this Agreement or any statement, certificate or document furnished or to be furnished by or on behalf of Major Stockholders or Nametre pursuant to this Agreement, or any document or certificate delivered to HOLOMETRIX pursuant to this Agreement or in connection with actions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading. No disclosure of information with respect to any warranty or representation contained in this Agreement, or other matters contemplated by this Agreement, shall be deemed to have been made or given unless it expressly appears in this Agreement or in any document submitted pursuant to this Agreement.

             5.29. Furnishing of Information to HOLOMETRIX. Major Stockholders will promptly furnish to HOLOMETRIX and Nametre all of the information concerning themselves or Nametre or the Business which may be reasonably requested for inclusion in any application or statement to be made by HOLOMETRIX to any governmental agency in connection with the transactions contemplated by this Agreement. All such information furnished to HOLOMETRIX for such applications and statements shall be true and correct in all material respects without omission of any material fact required to be stated to make the information therein not misleading.

             5.30. Insider Interests. Except as disclosed in Exhibit 5.30 annexed hereto and made a part hereof, no officer or director of Nametre (or the immediate family of any of them), has any agreement with Nametre or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business or in any creditor, debtor, supplier, customer, agent, sales representative, or distributor of the Business.

             5.31. Environmental Matters. Except as set forth in Exhibit
        5.31 annexed hereto and made a part hereof, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of Nametre either collectively, individually or severally, which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment, transport, or the emission, discharge, release or threatened release into the environment, of any pollutant.

             5.32. Backlog. Exhibit 5.32 annexed hereto and made a part hereof contains a list of all accepted purchase orders for the sale of products and other services by Nametre to unaffiliated third parties which make up Nametre's backlog, which as of the Closing Date, will not be less than Two Hundred Fifty Thousand Dollars ($250,000) as calculated according to Nametre's method for determining such amounts. All accepted purchase orders and commitments and any Nametre quotations for the sale of products which are outstanding at that time contain profit margins and terms and conditions that are consistent with the practices of Nametre and the Business over the past twelve (12) months, and, except as disclosed in Exhibit 5.31 no individual contract or commitment and no product line is priced below cost or is expected to produce revenue below the cost thereof, where cost is defined as fully loaded manufacturing cost computed in accordance with generally accepted accounting principles. If, at any time before the Closing, Major Stockholders or Nametre become aware of any event which may materially adversely affect the amount of backlog or its completion or delivery date, they shall give prompt notice thereof to HOLOMETRIX.

             5.33. Product Liability. Except as disclosed in Exhibit 5.33 annexed hereto and made a part hereof, there is no pending legal, administrative or other action, claim for compensation, proceeding or governmental investigation, domestic or foreign, pending or threatened, relating to claims of product liability to which Nametre has been a party in connection with the Business. All forms of warranties customarily used in connection with the Business are hereby furnished separately with this Agreement.

             5.34. Warranties True on Closing Date. Subject to Article 9.1, the representations, warranties, covenants and agreements of Major Stockholders set forth in this Article 5 shall be true on the date of this Agreement and on and as of the Closing Date, except for representations, warranties, covenants or agreements made as of another date specific, which shall be true as of such date specific.

        6. Representations and Warranties of HOLOMETRIX. As an inducement to the Major Stockholders and Nametre to enter into and to consummate this Agreement, HOLOMETRIX represents, warrants, covenants and agrees with and to Major Stockholders and Nametre , as of the date hereof and as of the Closing Date as follows:

             6.1 Corporate Status of HOLOMETRIX. HOLOMETRIX is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business. HOLOMETRIX is duly qualified to do business and is in good standing in all jurisdictions where the activities conducted by it or the nature of the assets or properties owned, operated or leased by it make such qualification necessary and the absence of such qualification would, or may reasonably be expected to, individually or in the aggregate, have an adverse effect on its assets or business.

             6.2. No Proceedings Asserted or Pending; There are no proceedings or actions asserted and none are pending to dissolve HOLOMETRIX or to limit or impair HOLOMETRIX' corporate powers, rights, or privileges. HOLOMETRIX will not directly or indirectly cause or voluntarily permit any such proceeding or action to be commenced prior to the Closing Date; and it will promptly notify Nametre and Major Stockholders (but in any event not later than the Closing Date) if it acquires knowledge that any such proceeding or action is commenced or threatened prior to the Closing Date.

             6.3  No Governmental Investigations. Except as disclosed in
        Exhibit 6.3 annexed hereto and made a part hereof, there is no pending action, claim, or proceeding, domestic or foreign, or, to the knowledge of HOLOMETRIX, any governmental investigation or threatened action, claim, or proceeding, domestic or foreign, that challenges or reviews the execution, delivery or performance of this Agreement by HOLOMETRIX or the consummation of the transactions contemplated hereby, or seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. HOLOMETRIX will promptly notify Nametre and the Major Stockholders (but in any event not later than the Closing) if it acquires such knowledge or notice of any such action, claim, proceeding, or investigation

             6.4. Authorization of HOLOMETRIX. HOLOMETRIX has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by HOLOMETRIX of this Agreement and the performance by HOLOMETRIX of its obligations hereunder have been duly authorized by all necessary corporate proceedings. This Agreement has been duly and validly executed and delivered by HOLOMETRIX and constitutes a valid and binding agreement, enforceable against HOLOMETRIX in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and, as to enforcement, to general equity principles.

             6.5. Disclosure by HOLOMETRIX. No representation or warranty made by HOLOMETRIX in this Agreement or any statement, certificate or document furnished or to be furnished by or on behalf of HOLOMETRIX pursuant to this Agreement, or any document or certificate delivered to Nametre or Major Stockholders pursuant to this Agreement or in connection with actions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading. No disclosure of information with respect to any warranty or representation contained in this Agreement, or other matters contemplated by this Agreement, shall be deemed to have been made or given unless it expressly appears in this Agreement or in any document submitted pursuant to this Agreement.

             6.6. Furnishing of Information to Nametre and Major Stockholders. HOLOMETRIX will promptly furnish to Nametre and Major Stockholders all of the information concerning itself which may be reasonably requested for inclusion in any application or statement to be made by any of them to any governmental agency in connection with the transactions contemplated by this Agreement. All such information furnished to any of them for such applications and statements shall be true and correct in all material respects without omission of any material required to be stated to make the information therein not misleading.

             6.7. Warranties True on Closing Date. Subject to Article 10.1, the representations, warranties, covenants and agreements of HOLOMETRIX set forth in this Article 6 shall be true on the date of this Agreement and on and as of the Closing Date, except for representations, warranties, covenants or agreements made as of another date specific, which shall be true as of such date specific.

        7. Conduct of Business Prior to the Closing Date. Except to the extent contemplated by this Agreement and the Exhibits hereto, from and after the date of this Agreement until the Closing Date, Major Stockholders shall cause Nametre to comply with, the following:

             (a). Except as otherwise provided in this Agreement, Nametre shall carry on the Business in the ordinary course consistent with past practice.

             (b). Nametre shall use all commercially reasonable efforts to maintain and keep its plants and assets in substantially as good repair, working order and condition as on the date of this Agreement except for ordinary wear and tear.

             (c). Nametre shall perform in all material respects all of its obligations under leases, contracts, and other agreements relating to its properties and business and will use all commercially reasonable efforts to maintain all licenses, permits, certificates, insurance policies and bonds in full force and effect.

             (d). Nametre shall not amend its Articles of Association or make any change in its authorized capital stock without the prior written consent of HOLOMETRIX.

        8. Access and Information. HOLOMETRIX shall be entitled to perform a due diligence investigation, including a legal and financial review and environmental audit, relating to Nametre and the Business. Accordingly, until the Closing Date, upon reasonable notice, Major Stockholders shall, or shall cause Nametre to, afford HOLOMETRIX' directors, officers, employees, counsel, accountants and other authorized representatives access (including, without limitation, access for the purposes of conducting environmental audits and surveys), during normal business hours throughout the period prior to the Closing Date, to the employees, properties, books, Tax Returns, contracts and records of Nametre and the Business and, during such period, Major Stockholders shall, or shall cause Nametre to, furnish promptly to HOLOMETRIX all information concerning Nametre and the Business as HOLOMETRIX may reasonably request, including the right to discuss operations of the Business with management employees of Nametre. No investigation pursuant to this Article shall affect or be deemed to modify any representation or warranty by Major Stockholders.

        9. Conditions to Obligations of HOLOMETRIX. The obligations of HOLOMETRIX under this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions:

             9.1. Major Stockholders' Representations, Warranties, Covenants and Agreements True on Closing Date. The representations, warranties, covenants and agreements of Major Stockholders set forth in this Agreement, shall be true on the date of this Agreement and on and as of the Closing Date, as though such representations and warranties were made on and as of the Closing Date, except for representations, warranties, covenants, agreements, and undertakings made as of a date specific, which shall be true as of such date specific, and except for changes which have been approved in writing by HOLOMETRIX. In the event that Major Stockholders notify HOLOMETRIX in a written disclosure of changes in any representations, warranties, covenants and agreements made by them in this Agreement which HOLOMETRIX does not approve, they shall have failed to satisfy the conditions of this Article 9.1 and HOLOMETRIX shall have the right to terminate this Agreement in accordance with Article 16.2.

             9.2. Compliance with Agreement. Each of the Major
        Stockholders and Nametre shall have performed and complied in all material respects with all obligations under this Agreement which are to be performed or complied with by them on or prior to the Closing.

             9.3. No Litigation. At Closing, no claim litigation, proceeding, investigation or inquiry, shall be pending or threatened (except as previously disclosed in the Exhibits to this Agreement): (a) to enjoin or prevent the consummation of the transactions contemplated by this Agreement or to obtain damages or other relief by reason of such consummation; or (b) involving any of the business, products, properties or prospects of Nametre or the Business which may reasonably be expected to result in any adverse change in such business, products, properties or prospects taken as a whole or which may effect the equity of Nametre or its financial position in any other sense; or (c) involving any patent, trademark, trade name or copyright which, if sustained would materially adversely affect the assets, business, products, properties or prospects of Nametre or the Business taken as a whole.

             9.4. No Casualty. Prior to the Closing, there shall not have occurred any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets, products, properties, business, operations or prospects of Nametre or the Business.

             9.5. No Adverse Change. No material adverse change in the assets, business, operations, prospects, or condition (financial or otherwise) of Nametre or the Business shall have occurred between the execution hereof and the Closing.

             9.6. Proceedings and Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to HOLOMETRIX, and Major Stockholders shall have furnished HOLOMETRIX with certified copies of such proceedings and such other instruments and documents as HOLOMETRIX shall have reasonably requested.

             9.7. Certificate of Fulfillment of Conditions. Major
        Stockholders shall have delivered to HOLOMETRIX at Closing a certificate dated as of the Closing and signed by Major
        Stockholders and Nametre stating that to the best of their knowledge and belief matters set forth in Articles 9.1 through 9.6 have been met and complied with.

             9.8 Opinion of Counsel. Major Stockholders shall have delivered to HOLOMETRIX a written opinion of Counsel dated as of the Closing Date, satisfactory in form and substance to HOLOMETRIX to the effect that:

                  (a). Nametre's corporate existence and good standing are as stated in Article 5.1.

                  (b). Nametre's authorized and outstanding capital stock is as stated in Article 5.2.

                  (c). Other than as set forth in Article 5.26, the shares of Nametre common stock being issued to HOLOMETRIX pursuant to this Agreement are validly issued and are fully paid and non-assessable and HOLOMETRIX will obtain the entire right, title and interest in all of said shares free and clear of all claims, liens, pledges and encumbrances.

                  (d). This Agreement has been duly executed and delivered by Nametre and the Major Shareholders and this Agreement is valid and enforceable, in accordance with its terms, against Nametre and the Major Shareholders, except as limited by insolvency, bankruptcy and other laws generally affecting creditors' rights and subject to general legal and equitable principles with respect to the availability of particular remedies;

                  (e). All necessary corporate actions required by or on behalf of Nametre to carry out this Agreement have been duly taken;

                  (f). To the best of such counsel's knowledge, based upon reasonable investigation, neither the execution and delivery of this Agreement by Nametre or the Major Stockholders nor compliance with its terms and provisions by Nametre and by the Major Stockholders results or will result in a breach by the Major Stockholders or Nametre of any statutes or regulations of the United States of America or the State of New Jersey or conflicts with or results in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Nametre or the Major Stockholders are a party or by which it or they may be bound, or will constitute a default thereunder, or result in the creation or imposition of any lien, charge, encumbrance, or restriction of any nature whatsoever upon any of the properties; contracts or business of Nametre; and

                  (g). Except as disclosed in this Agreement (including any exhibit hereto), such counsel, having made reasonable investigation, has no knowledge of:

                         (i). Any contingent, threatened, asserted, or pending claim, suit, proceeding in law or at equity, or administrative action of any kind (including, but not by way of limitation, any audit or investigation by any governmental agency with respect to any obligation of Nametre relating to federal, state or local taxes or government contract) against Nametre or any facts that could give rise to any of the foregoing;

                        (ii). Any governmental investigation or suit proceeding or administrative action with respect to any of the transactions contemplated by this Agreement; or

                       (iii). Any material error, misstatement or omission in any representation or warranty made by the Major Stockholders in this Agreement or in any statement, certificate, instrument, document or opinion furnished by or on behalf of the Major Stockholders pursuant to this Agreement.

             9.9. Consents. HOLOMETRIX shall have received duly executed consents and approvals from all persons, firms, organizations, entities or authorities whose consent or approval is required in order to complete the Acquisition and the transactions contemplated by this Agreement.

             9.10. Consents of Creditors-Cancellation of Obligations.

                  (a). If required by HOLOMETRIX, each instrument under which Nametre has incurred or may incur debt or bank borrowings shall have been amended where necessary to avoid default or acceleration thereunder, without the assumption by HOLOMETRIX or Nametre of any additional obligation or cost and in a manner reasonably satisfactory in form and substance to HOLOMETRIX, so as to permit the completion of the Acquisition and to provide that neither one of HOLOMETRIX, or Nametre shall become liable, contingently or otherwise, by reason of consummation of such transactions, for acceleration of payment of such long-term debt or bank borrowings.

                  (b) (i) Nametre and those Pledgees ("Pledgee") under that certain Pledge and Security Agreement ("Security Agreement"), and Nametre and that Payee ("Payee") under that certain Note ("Note"), and Nametre and that Estate and other beneficiaries of that certain Settlement and Redemption Agreement ("Redemption Agreement"), all such Security Agreement, Note and Redemption Agreement being between Nametre and the estate of Mary Elizabeth Fitzgerald (or where appropriate, the personal representatives of said Pledgee or Payee), and all dated January 29, 1996, shall have entered into agreements, satisfactory to HOLOMETRIX , providing:
        (i) for the absolute and general release by said Pledgee, Payee, Estate and other beneficiaries under the Security Agreement, Note and Redemption Agreements of all claims of whatever description against any collateral subject to such agreements as well as all other claims of whatever kind or description against Nametre, its officers, directors, employees, successors and agents (ii) for the reassignment and conveyance to Nametre of all right, title and interest in any assets, including without limitation all Patents, subject to any of the above agreements, and (iii) an undertaking by all of the above Payee, Pledgee, Estate and other beneficiaries to immediately file, in the appropriate municipal, state and federal offices notice of such cancellations, reassignments and conveyances. (I will fill in the details of the settlement with JVF next week)

                       (ii) That certain Agreement among the estate of J. Vincent Fitzgerald ("Estate"), National Metal Refining Company, and Holometrix, pursuant to which the Estate, in return for certain undertakings by Nametre and Holometrix, agrees to subordinate certain of its first priority security interests and forego certain lien rights shall have been executed by the parties.

             9.11. Resolutions. Major Stockholders shall have delivered to HOLOMETRIX on the Closing Date certified copies of resolutions adopted by the Board of Directors of Nametre adopting and approving this Agreement.

             9.12. Certificates of Good Standing. Major Stockholders shall have delivered to HOLOMETRIX certificates from the appropriate governmental authorities, dated not more than thirty (30) business days prior to the Closing Date, to the effect that Nametre is duly incorporated and in good standing in its jurisdiction of incorporation and in all other jurisdictions in which it is qualified to do business.

             9.13. No Change in Nametre Capitalization. Except as otherwise contemplated by this Agreement, Nametre's authorized and issued and outstanding capital stock shall be as stated in Article
        5.3 and Nametre shall not have any agreement, obligation or commitment of any character to issue shares of its capital stock, or debentures, bonds, or other evidences or indebtedness convertible, in whole or in part, into shares of its capital stock.

             9.14. All Authorizations. All authorizations, consents, approvals and forbearance of governmental entities required for the completion of the Acquisition and the consummation of the transactions contemplated by this Agreement which are disclosed on
        Exhibit 5.6 to this Agreement or which are otherwise material shall have been obtained.

             9.15. Receipt of the Majority of Nametre Common Stock. HOLOMETRIX shall have received certificates representing 120,000 shares of Nametre common stock (30,000 of the abovementioned 120,000 shall be delivered at Closing to Michael J. Baker, Esq., as Escrow Agent, to held in escrow pursuant to the terms of the Escrow Agreement of even date herewith, between Nametre and Holometrix). All of said shares will be validly issued, fully paid and non-assessable.

             9.16. Employment Agreements. On the Closing Date, Linda E. Dousis, Robert F. Tarrant and John L. Batton shall have executed and delivered to HOLOMETRIX an employment agreement in the form of
        Exhibit 9.16 annexed hereto and made a part hereof.

        10. Conditions to Obligations of Nametre and Major Stockholders. The obligations of Nametre and the Major Stockholders under this

        Agreement are subject to the satisfaction on or prior to the Closing of the following conditions:

             10.1. HOLOMETRIX' Representations, Warranties, Covenants and Agreements True on Closing Date. The representations, warranties, covenants and agreements of HOLOMETRIX set forth in this Agreement, shall be true on the date of this Agreement and on and as of the Closing Date, as though such representations and warranties were made on and as of the Closing Date, except for representations, warranties, covenants, agreements, and undertakings made as of a date specific, which shall be true as of such date specific, and except for changes which have been approved in writing by Nametre and Major Stockholders. In the event that HOLOMETRIX notifies Nametre and Major Stockholders in a written disclosure of changes in any representations, warranties, covenants and agreements made by them in this Agreement which Nametre and Major Stockholders do not approve, it shall have failed to satisfy the conditions of this Article 10.1 and Nametre and Major Stockholders shall have the right to terminate this Agreement in accordance with Article 16.3.

             10.2. Compliance with Agreement. HOLOMETRIX shall have performed and complied in all material respects with all obligations under this Agreement which are to be performed or complied with by on or prior to the Closing.

             10.3. Proceedings and Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Nametre and the Major Stockholders and HOLOMETRIX shall have furnished Nametre and the Major Stockholders with certified copies of such proceedings and such other instruments and documents as Nametre and the Major Stockholders shall have reasonably requested.

             10.4. Certificate of Fulfillment of Conditions. HOLOMETRIX shall have delivered to Nametre and Major Stockholders at Closing a certificate dated as of the Closing and signed by HOLOMETRIX stating that to the best of its knowledge and belief the matters set forth in 1 Articles 10.1 and 10.2 have been met and complied with.

             10.5. Delivery of Purchase Price: That cash portion of the Purchase Price that is due on the Closing Date pursuant to Article 2.1, as well as the HOLOMETRIX Note shall have been delivered to Nametre.

             10.6. Opinion of Counsel. HOLOMETRIX shall have delivered to Nametre and Major Stockholders a written opinion of Counsel, dated as of the Closing Date, satisfactory in form and substance to Nametre and Major Stockholders to the effect that:

                  (a). This Agreement has been duly executed and delivered by HOLOMETRIX and this Agreement is valid and enforceable, in accordance with its terms, against, HOLOMETRIX except as limited by insolvency, bankruptcy and other laws generally affecting creditors' rights and subject to general legal and equitable principles with respect to the availability of particular remedies;

                  (b). All necessary corporate actions required by or on behalf of HOLOMETRIX to carry out this Agreement have been duly taken;

                  (c). To the best of such counsel's knowledge, based upon reasonable investigation, neither the execution and delivery of this Agreement by HOLOMETRIX nor compliance with its terms and provisions by HOLOMETRIX results or will result in a breach by HOLOMETRIX of any statutes or regulations of the United States of America or the Commonwealth of Massachusetts or conflicts with or results in the breach of any of the terms, conditions or provisions of any agreement or instrument to which HOLOMETRIX is a party or by which it may be bound, or will constitute a default thereunder, or result in the creation or imposition of any lien, charge, encumbrance, or restriction of any nature whatsoever upon any of the properties; contracts or business of HOLOMETRIX; and

                  (d). Except as disclosed in this Agreement (including any exhibit hereto), such counsel, having made reasonable investigation, has no knowledge of any governmental investigation or suit proceeding or administrative action with respect to any of the transactions contemplated by this Agreement, or any material error, misstatement or omission in any representation or warranty made by HOLOMETRIX in this Agreement or in any statement, certificate, instrument, document or opinion furnished by or on behalf of HOLOMETRIX pursuant to this Agreement.

        11. Major Stockholders' Indemnity Agreement. All representations, warranties, covenants, agreements, and undertakings made anywhere in this Agreement by Major Stockholders, are made to and for the benefit of HOLOMETRIX and its affiliates (including Nametre). It is the intention of the parties to state herein their specific agreement that in respect to all representations, warranties, covenants, agreements, or undertakings made anywhere in this Agreement by Major Stockholders (and/or in the Exhibits attached hereto and the documents to be delivered by Major Stockholders, at the Closing) Major Stockholders shall indemnify and defend HOLOMETRIX and its affiliates (including Nametre) and hold HOLOMETRIX and its affiliates (including Nametre) harmless from any and all claims, actions, suits, liabilities, losses, damages, and expenses of every nature and character (including, but not by way of limitation, all reasonable attorneys' fees and all amounts paid in settlement of any claim, action or suit) (collectively, "Losses") which constitute or which arise or result directly or indirectly from any error, misstatement, omission, failure to perform, or breach in or of any such representation, warranty, covenant, agreement or undertaking. Provided however that the maximum amount for which major stockholders shall be liable hereunder shall not exceed $125,000, which maximum amount of liability shall decline by $25,000 on each anniversary of this agreement and shall be reduced to zero on the fifth anniversary thereof.

        12. HOLOMETRIX' Indemnity Agreement. All representations, warranties, covenants, agreements, and undertakings made anywhere in this Agreement by HOLOMETRIX, are made to and for the benefit of Nametre and Major Stockholders. It is the intention of the parties to state herein their specific agreement that in respect to all representations, warranties, covenants, agreements, or undertakings made anywhere in this Agreement by HOLOMETRIX (and/or in the Exhibits attached hereto and the documents to be delivered by HOLOMETRIX at the Closing) HOLOMETRIX shall indemnify and defend Nametre and Major Stockholders and hold Nametre and Major Stockholders harmless from any and all claims, actions, suits, liabilities, losses, damages, and expenses of every nature and character (including, but not by way of limitation, all reasonable attorneys' fees and all amounts paid in settlement of any claim, action or suit) (collectively, "Losses") which constitute or which arise or result directly or indirectly from any error, misstatement, omission, failure to perform, or breach in or of any such representation, warranty, covenant, agreement or undertaking. Provided however that the maximum amount for which Holometrix shall be liable hereunder shall not exceed $125,000, which maximum amount of liability shall decline by $25,000 on each anniversary of this agreement and shall be reduced to zero on the fifth anniversary thereof.

        13. Survival of Obligations. The representations, warranties, covenants, and agreements and the obligations of the parties under the indemnity agreements in Articles 11 and 12 and under all other provisions of this Agreement shall survive the Closing and delivery of all required instruments hereunder (including, but not by way of limitation, the opinions, or letters herein required), until two years from the Closing Date. Notwithstanding any examination made by or on behalf of a party of the property, books, and records of the other or of the Business, HOLOMETRIX shall not be stopped from asserting, and recovering under, Major Stockholders' indemnities set forth herein.

        14. Claims Procedure. No claim shall be made by a party hereto by virtue of or arising out of or resulting from or relating to the breach of any representation, warranty, covenant or agreement unless written notice of such claim (stating the basis therefor in reasonable detail) shall have been given on or prior to the date on which such representation, warranty, covenant or agreement shall expire (in which event each such representation, warranty, covenant or agreement shall, solely with respect to such claim, survive until such claim is resolved and all obligations with respect thereto are satisfied). Any claim for indemnification under this Agreement shall be asserted by written notice given by one party to the other who shall have a period of thirty (30) days within which to respond thereto. If a party does not respond within such thirty (30) day period, it shall be deemed to have accepted responsibility to make payment, and shall have no further right to contest the validity of such claim. If a party does respond within such thirty (30) day period and reject such claim in whole or in part, it shall be free to pursue the remedies as may be available to it under applicable law. Major Stockholders hereby appoint Linda E. Dousis whose address is 101 Liberty Street, Metuchen, NJ 08840 to give and receive notices pursuant to this Article.

        15. Courts of Law and Consent to Jurisdiction. Each party hereto irrevocably agrees that all disputes arising out of or in connection with this Agreement or any of the transactions contemplated hereby shall be determined by litigation in either the United States Federal or State Courts located within Middlesex County, Massachusetts. Solely with respect to any suit, action or other proceeding arising under this Agreement and not for any other purpose, each of the parties hereto hereby consents and submits to the jurisdiction of any United States Federal or State Court located in any of the aforesaid county and hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to request or demand trial by jury, to transfer or change the venue of any suit, action or other proceeding or to claim that any such suit, action or proceeding has been brought in an inconvenient forum. Assuming that the federal court requirements as to jurisdiction over the parties and subject matter are able to be satisfied in each instance, the parties agree that suit will be brought in federal court as opposed to state court. Each of the parties hereto agrees that a judgment in any such proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

             15.1. Service of Process. Each party hereto hereby consents to process being served by any other party to this Agreement in any suit, action or proceeding of the nature specified in Article 13 above by the mailing of a copy thereof in accordance with the provisions of Article 18 of this Agreement.

        16. Termination and Abandonment. This Agreement may be terminated and abandoned at any time prior to the Closing:

             16.1. by unanimous consent of HOLOMETRIX, Nametre and Major Stockholders;

             16.2. by HOLOMETRIX if at or prior to the Closing any of the conditions provided for in Article 9 of this Agreement have not been satisfied or have not been waived by HOLOMETRIX;

             16.3. by Nametre and the Major Stockholders if at or prior to the Closing any of the conditions provided for in Article 10 of this Agreement have not been satisfied or have not been waived by Nametre and the Major Stockholders.

             16.4. by HOLOMETRIX or Nametre and the Major Stockholders if the Acquisition has not been consummated written one hundred twenty (120) days of the date of this Agreement.

        17. Transaction Expenses. Each party shall pay its own transaction expenses which are incident to the preparation of this Agreement and consummating the Acquisition hereunder.

        18. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by confirmed telex or telefax, or when delivered by courier or 72 hours after being mailed by certified mail, return receipt requested, postage prepaid, to the other party to the address set forth below or to such other address as the party may designate in writing:

        If to Major Stockholders or Nametre, to:

                                 National Metal Refining Company
                                 101 Liberty Street
                                 Metuchen, NJ 08840
                                 Attn: Linda E. Dousis, President

        with copy to:            Michael J. Baker, Esq.
                                 Hoagland, Longo, Moran, Dunst &
                                  Doukas
                                 Post Office Box 48
                                 40 Patterson Street
                                 New Brunswick, NJ 08903

        and

        If to HOLOMETRIX,  to:   HOLOMETRIX, Inc.
                                 25 Wiggins Avenue
                                 Bedford, Massachusetts 01730-2323
                                 Attn: John E. Wolfe, President

        with copy to:            John S. Donahue, Esq.
                                 Attorney at Law
                                 107 Union Wharf
                                 Boston, MA 02109

        19. Entire Agreement. All representations, warranties, covenants and agreements made by the parties hereto are contained in this Agreement (and the Exhibits annexed hereto and the Certificates furnished pursuant hereto), and no claims shall be made by HOLOMETRIX, Nametre, or the Major Stockholders upon any representation, warranty, covenant or agreement not contained herein, it being the intention of the parties to incorporate into this Agreement (and the Exhibits annexed hereto and the Certificates furnished pursuant hereto) their full and complete understanding. No amendment, modification, or addition hereto shall have effect or be binding unless in writing and executed by all of the parties hereto (or their respective duly authorized representatives).

        20. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of each of the other parties, except that HOLOMETRIX may assign its rights hereunder to any of its wholly-owned subsidiaries.

        21. Successors. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of HOLOMETRIX, and Nametre and the heirs and personal representatives of Major Stockholders.

        22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        23. Applicable Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts in every respect, including but not limited to, validity, interpretation and performance, except with respect to conflict of laws.

        24. Titles. The marginal headings to the Articles of this Agreement are for convenience only and are not a part of this Agreement and shall have no effect upon the construction or interpretation of any part of this Agreement.

        25. Severability. In the event that any provision in this Agreement be held invalid or unenforceable, by a court of competent jurisdiction, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such provision goes to the essence of this Agreement in which case the entire agreement may be declared invalid and not binding upon either party.

        26. Public Disclosure. From the date hereof until the Closing Date, neither Nametre nor HOLOMETRIX shall make, or permit its affiliates to make, nor shall Major Stockholders make, any public statement with respect to the transactions contemplated hereby without the prior consent of the other; provided that such consent will not be unreasonably withheld in any case and that nothing herein shall prevent any party from making any such disclosures or statements as may be required by law, regulation or rule of any governmental entity or of any stock exchange; provided further, that any party required by law, regulation or rule of any governmental entity or of any stock exchange to make any such disclosure or statement shall make a good faith effort to inform the other party of such requirement as soon as is practicable (whether such time is before or after such disclosure or statement).

        27. Election of Holometrix' Nominee Directors. Immediately following the Closing Major Stockholders shall call a special meeting of the Board of Directors of Nametre and at said special meeting Major Stockholders shall vote for the election to the Nametre Board three persons to be nominated by HOLOMETRIX.

        28. Receipt of information: Disclosure of Conflicts. Prior to making the decision to enter into this Agreement and sell the Majority of Nametre Common Stock, each of Nametre and the Major Stockholders has had the opportunity to ask questions of , and receive answers from, the directors and officers of HOLOMETRIX concerning its business and operations and to obtain from HOLOMETRIX any additional information each required to evaluate the merits of the transaction contemplated hereunder. Nametre and each of the Major Stockholders acknowledge that each is aware that Joseph J. Caruso is a director, advisor and directly or indirectly a stockholder of Nametre, HOLOMETRIX and Tytronics Incorporated and that they have each independently evaluated the merits of the transactions contemplated by this Agreement and have not been influenced to enter into such transactions by Mr. Caruso.

             IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

        Attest:                       Holometrix, Inc.


            /s/ John S. Donahue          /s/ John E. Wolfe
        By:____________________       By:_______________________
                                         President

        Attest:                       National Metal Refining Company


            /s/ Frank J. Matusik         /s/ Linda E. Dousis
        By:____________________       By:_________________________
                                         President

        /s/ John S. Donahue             /s/ Linda E. Dousis
        _______________________       _____________________________
             Witness                       Linda E. Dousis

        /s/ John S. Donahue            /s/ Frank J. Matusik
        _______________________       ______________________________
             Witness                       Frank J. Matusik